                                                                 EXHIBIT 10.8



CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. EACH SUCH OMISSION IS DESIGNATED [***].




                             AMENDED AND RESTATED
                        PRIVATE LABEL CREDIT REVOLVING
                            CREDIT PLAN AGREEMENT




                                BY AND BETWEEN



                             BANK ONE, DAYTON, NA
                d.b.a. BANC ONE PRIVATE LABEL CREDIT SERVICES

                                     AND



                          MARKS BROS. JEWELERS, INC.





                                 MAY 31, 1996

                        TABLE OF CONTENTS
                                                              PAGE
1.   Definitions . . . . . . . . . . . . . . . . . . . . . . .  1
2.   Bank One Covenants. . . . . . . . . . . . . . . . . . . .  2
3.   Retailer Covenants. . . . . . . . . . . . . . . . . . . .  3
4.   Plan Credit and Marketing Decisions, Terms and Conditions  4
5.   Fees, Expenses and Pricing. . . . . . . . . . . . . . . .  6
6.   Processing Agreement. . . . . . . . . . . . . . . . . . .  7
7.   Operation Hours . . . . . . . . . . . . . . . . . . . . .  8
8.   Advertising . . . . . . . . . . . . . . . . . . . . . . .  8
9.   Telecommunication Requirements. . . . . . . . . . . . . .  9
10.  Term/Termination. . . . . . . . . . . . . . . . . . . . .  9
11.  Default . . . . . . . . . . . . . . . . . . . . . . . . . 10
12.  Charge Back and Set off . . . . . . . . . . . . . . . . . 11
13.  Indemnification . . . . . . . . . . . . . . . . . . . . . 12
14.  Escrow Account. . . . . . . . . . . . . . . . . . . . . . 13
15.  Exclusive Property. . . . . . . . . . . . . . . . . . . . 14
16.  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . 14
17.  Financial Statements. . . . . . . . . . . . . . . . . . . 14
18.  Amendment-Modification. . . . . . . . . . . . . . . . . . 14
19.  Successors and Assigns. . . . . . . . . . . . . . . . . . 15
20.  Option to Purchase. . . . . . . . . . . . . . . . . . . . 15
21.  Confidentiality . . . . . . . . . . . . . . . . . . . . . 15
22.  Severability. . . . . . . . . . . . . . . . . . . . . . . 16
23.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . 16
24.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . 17
ADDENDUM "A" PLAN CARD PROCESSING AGREEMENT. . . . . . . . . . 18
ADDENDUM "B" AUTHORIZATION TO TRANSACT TELEPHONE
     OR MAIL ORDERS. . . . . . . . . . . . . . . . . . . . . . 30
ADDENDUM "C" PRIVATE LABEL ADVERTISING REQUIREMENTS. . . . . . 31
ADDENDUM "D" PRICING SCHEDULE. . . . . . . . . . . . . . . . . 33
ADDENDUM "E" CONTINGENCY PLAN FOR AUTHORIZATION
     SYSTEM DOWNTIME . . . . . . . . . . . . . . . . . . . . . 36
CHARGEBACK AND INDEMNIFICATION AGREEMENT . . . . . . . . . . . 37
ADDENDUM "F" SECOND SOURCE FINANCING PROGRAM . . . . . . . . . 39

                             AMENDED AND RESTATED
              BANK ONE, DAYTON, NA d.b.a. BANK ONE PRIVATE LABEL
                  CREDIT SERVICES/MARKS BROS. JEWELERS. INC.
                PRIVATE LABEL REVOLVING CREDIT PLAN AGREEMENT

This Amended and Restated Bank One, Dayton, NA, d.b.a. Banc One Private Label Credit Services/ Marks Bros. Jewelers, Inc. Private Label Revolving Credit
Plan Agreement ("Agreement") is made this 6th day of May, 1996, to be effective May 31, 1996 by and between Marks Bros. Jewelers, Inc., d.b.a. The Whitehall Co. Jewelers and d.b.a. Lundstrom Jewelers, a Delaware corporation ("Retailer"), and Bank One, Dayton, NA, a national banking association ("Bank One").

                                 WITNESSETH:

WHEREAS, Bank One and Retailer entered into a private label revolving credit plan agreement dated March 23, 1993 ("1993 Agreement"); and

WHEREAS, this Agreement amends and restates the 1993 Agreement: and

WHEREAS, Bank One currently offers its Jewelry Express credit card financing service to numerous jewelry stores and companies ("J.E. Plan"); and

WHEREAS, Retailer desires to have Bank One modify Bank One's Plan ("Modified Plan") (from time to time herein when certain terms and conditions are applicable to the J.E. Plan and the Modified Plan, the J.E. Plan and Modified Plan may be referred to jointly as the "Plan") to enable Retailer's customers purchasing merchandise sold or services rendered or to be rendered by Retailer (collectively "Products") to finance such Products under the Modified Plan and to have the proceeds of each extension of credit under the Modified Plan be remitted to Retailer in payment for the sale of such Products to Cardholders; and

WHEREAS, Bank One is willing to establish such a Modified Plan for Retailer subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.   Definitions.   The following definitions shall apply to this Agreement:

     "Account" shall mean a revolving line of credit established under the Plan for a Cardholder for the purpose of financing merchandise or services purchased by Cardholder from Retailer.

     "Addendum" shall mean documentation attached to this Agreement which specifies the particulars of this Agreement.

     "Agreement" shall collectively mean this Revolving Credit Plan Agreement and all Addenda hereto.

     "Applicant" shall mean the Retailer's customer who completes a Bank One
     application for   credit pursuant to the Plan.

     "Business Day" shall be defined as any day which the Federal Reserve
     Bank of Cleveland,   Ohio is open for the transaction of general banking
     business.

     "Cardholder" shall mean an Applicant approved by Bank One to open an Account.

     "Charge Back" shall mean the reversal of a previously credited sales
     Transaction, which   involves the return of the sales Transaction from
     Bank One to retailer.

     "Consumer Interest Rate" shall mean the current annual percentage rate currently charged to Plan Cardholders ("CIR").

     "Loans" shall mean all credit extended under the Modified Plan on or after the date of this Agreement.

     "Opening Date" shall mean the date on which the first Cardholder Account is opened under the Modified Plan.

     "Plan Agreement" shall mean the Revolving Credit Plan Agreement and Truth-In-Lending Disclosure issued by Bank One to the Cardholder setting forth the terms of the extension of credit with the Cardholder.

     "Modified Plan Card" shall mean the plastic credit card identified as the card used by a Cardholder to finance Products from Retailer pursuant to the Plan.

     "Sales Agreement" shall mean the document(s) evidencing the sale, exchange, or purchase of Retailer's Products at the time of the Transaction.

     "Transaction" shall mean those mutual acts and exchanges between the Cardholder and Retailer occurring at the time of a purchase of Retailer's Products.

     "Transaction Draft" shall mean the document(s) required by Bank One that Retailer is to complete to evidence a purchase, return or exchange at the time of the Transaction.

2.   BANK ONE COVENANTS.      Bank One agrees:

     A. To comply with all applicable consumer credit and other laws and regulations in connection with Applicant credit evaluation procedures, administration of the Plan and its operating procedures and forms. Examples of these laws and regulations include Regulation

     B, Regulation Z, applicable federal and state interest rate and fee limitation statutes and collection practice laws.

     B. To perform all functions to administer and service the Plan, including all necessary credit investigations, credit decisions and notifications to Applicants of their prompt acceptance or rejection to the Plan.

     C. To design, supply and pay for all Plan application forms utilized at the point of sale, the Plan Card Agreement, any separate Plan Card carrier, and the periodic billing statement used in connection with the Plan.

     D. To provide and mail to accepted Plan Applicants the Plan Card(s) and a second copy of the Plan Agreement.

     E. To perform all administrative duties and services, including, but not limited to, billing Cardholders, collecting balances, processing adjustments and handling Cardholder inquiries.

     F. To provide Retailer with monthly reports of Modified Plan performance and activity.

     G. To not sell, rent or use the list of Cardholders (or Applicants), other than to Bank One's parent corporation, or an affiliate or subsidiary, except in connection with its administration and operation of the Plan. Bank One shall have the right both before, and after termination of this Agreement, to mail to the Plan Cardholder base, materials for the marketing of bank services or other products or services offered by, or through Bank One or any other affiliate or subsidiary of Banc One Corporation, provided that Bank One informs Marks Bros. of said mailings prior to the mailing and no reference is made to Marks Bros. in said mailings. Marks Bros. also agrees to allow Bank One to market special "value added" programs, including but not limited to, credit insurance, to the Plan Cardholder base, as long as Bank One has advised Marks Bros. of any such program prior to its solicitation.

3.   RETAILER COVENANTS.       Retailer agrees:

     A. To train store personnel in the implementation, operation, and processing of the Plan including the taking of Plan credit applications and transmission of same to Bank One.

     B. To provide each Applicant with the first copy of the Plan Agreement at, or before, the time the Applicant's credit application is made.

     C. To retain original Plan credit applications in trust for Bank One for a minimum of thirty (30) months and to deliver any Plan credit application to Bank One within ten (10) Business Days upon request of Bank One unless said credit application has been previously forwarded.
     Retailer agrees that the Plan Card will be the primary source of financing offered to Retailer's customers and Bank One will have the first option to approve each account subject to any of the following:

          (i) Retailer's customer chooses a credit source other than Bank One;

          (ii) Approval times go beyond five (5) minutes for phoned in applications. Approval times go beyond twenty (20) minutes for faxed in applications.

          (iii) Bank One is unable to extend credit for the full amount of the Retailer's customer's contemplated purchase.

     D. To process in a timely manner Transaction Drafts for Cardholders utilizing the Plan.

     E. To act promptly and reasonably to resolve disputes with Cardholders regarding Products financed under the Plan.

     F. Not to offer any deviation from the Plan Agreement without the prior written approval of Bank One. For example, oral representations to Applicants or Cardholders relative to special terms, interest rates, payment schedules or payment due dates.

     G. That the Modified Plan and the Modified Plan Card shall be the sole and exclusive source of financing under a Retailer sponsored credit card available to Retailer's customers, except for the provision as outlined in Section 3(C) above.

     H. That if Retailer sells, offers to sell, arranges, gives or may give (with or without cost) any warranty including extended manufacturer's warranty, "free" check-ups, free servicing, trade in or credit for non-use of any warranty (excepting manufacturer's warranty), then Retailer agrees to fully indemnify Bank One for any losses relating to Cardholder's claims for failure of Retailer to provide any warranty offered or sold by or through Retailer.

     I. To use its reasonable efforts to reserve usage of promotions, beyond the 90 Days Same as Cash First Purchase promotion, for sales totaling $250 or greater.

4.   PLAN CREDIT AND MARKETING DECISIONS, TERMS AND CONDITIONS.

     A.   Bank One has the absolute and complete right to determine the
     credit worthiness of   Plan credit applications submitted to Bank One.
     Bank One makes no representation either expressed or implied as to Applicant approval rate. Credit criteria and standards to be applied to Applicants will be at Bank One's sole discretion and Bank One may change its credit criteria or Plan Agreement terms and conditions at any time as deemed appropriate.

     B. Bank One shall determine and be responsible for the legality of the terms and conditions of the Plan and for the enforceability of the Plan Agreement, except that the Consumer Interest Rate charged to Modified Plan Cardholders shall be mutually agreed upon by Bank One and Retailer, subject to applicable law.

     C. No minimum Transaction amount for purchases will be required except as noted in Section 3.(I) of this Agreement. Purchase Transactions using the Account will be for any amount up to Cardholder's available credit limit. All "add on" purchase Transactions up to Cardholder's available credit limit will be authorized and processed electronically using the Bank One/Retailer electronic interface as set forth herein.

     D. Bank One has the right to approve or disapprove all aspects of the Plan not specified in this Agreement including, but not limited to, advertising and promotional material as same relates to the Plan beyond the advertising requirements set forth in Section Eight (8) herein and those guidelines provided Retailer by Bank One, a copy of which is attached hereto as Addendum "C" and made a part hereof. The purpose of said approval being to allow Bank One to insure that the advertising does not possibly jeopardize or impede Bank One's position that Bank One is the creditor and by being owner of the Plan located in Ohio is subject only to Ohio State law and any federal statute as applicable to national banks. Bank One must be contacted for written approval at least ten (10) Business Days before any changes may be implemented.

     E. Bank One will provide the ability to put promotional messages on monthly statements and advertising inserts in Modified Plan Cardholder monthly envelopes. Retailer will be responsible for providing the message and the insert layout to be printed, with such inserts limited to a maximum of three (3) colors. Bank One will be responsible for and pay for production plates, printing and production of inserts conforming to size and weight specifications, wrapping and shipping. Bank One will also place Retailer's messages on statements at no cost to Retailer, and pay the costs for all statement mailings, including first-class postage up to a weight of one (1) ounce per envelope. Any additional inserts to be added to the envelope, as desired by Retailer in any given month, that such weight exceeds one (1) ounce, such excess postage will be borne by Retailer.

     F. Use of Tradename and Trademark. During the term of this Agreement, Bank One shall have a nonexclusive license to use the logo, tradename, or service mark (collectively referred to as "Tradename") of Marks Bros., as mutually agreed upon by Bank One and Marks Bros., solely in connection with the Plan and consistent with the terms and purposes of this Agreement. Such license shall be irrevocable as long as this Agreement remains in effect. Upon termination of this Agreement for any reason, Bank One's license to use the Tradename shall expire immediately and Bank One shall take all necessary steps, at its cost, to revise and to replace documents and any other materials related to the Plan that utilize or evidence the Tradename, provided however that if Marks Bros. does not purchase the Accounts upon termination, Bank One is granted a limited license to use the Tradename solely for the collection of balances due and owing on the accounts, but shall cause to be removed within ninety (90) days from the effective date of the termination of the Agreement all other references or use of the Tradename other than in connection with Accounts collection. Marks Bros. represents and warrants that it is the owner of, or is otherwise authorized to, permit Bank One to use the Tradename in accordance with this Agreement in connection with the Plan. Marks Bros. shall be responsible for the validity of the

     Tradename. Bank One covenants not to take any action, or fail to take any action, that would materially impair the validity of the Tradename. Any and all rights to the Tradename not specifically granted and licensed under this Agreement shall be reserved for and retained by Marks Bros.

     G. Special Promotional Financing Programs. From time to time the parties may mutually agree to develop and implement special promotional financing programs ("Special Programs"), and will use their best reasonable efforts to agree on the terms and costs associated with said Special Programs. If the parties fail to mutually agree on said terms and costs, then Marks Bros. may utilize another source for Special Programs. Notwithstanding the foregoing, the Special Programs offered and used through other sources may not exceed five percent (5%) of the total annual private label sales of the Plan. To maintain compliance for this special provision of the Agreement, Marks Bros. will submit to Bank One a monthly report with supporting documentation to ensure said compliance.

     H. First Time Buyers Program. Bank One has developed and agrees to provide to Marks Bros. a special financing program called the "First Time Buyers Program". Bank One may unilaterally terminate or materially modify the First Time Buyers Program with ninety (90) days prior written notice to Marks Bros., provided that said termination or modification is not due to misrepresentation, misuse, or fraud on the part of Marks Bros., the occurrence of which would provide the basis for immediate termination by Bank One. In the event of termination by Bank One of the First Time Buyers Program, Marks Bros. may pursue and utilize another source for this program. In the event of such termination, Bank One will cooperate with Marks Bros. to enable an orderly transition and provide Marks Bros. with information related to the program that Bank One determines, in its sole discretion, to be reasonably related to this program.

5.   FEES, EXPENSES AND PRICING.      Any extraordinary expense(s) to be
     incurred by Bank One under the Modified Plan which are caused or requested by Retailer and to be billed to Retailer, will be mutually agreed upon by the parties prior to occurrence. The discount rate to be charged on all Plan Transactions and other miscellaneous fees are set forth in the Pricing Schedule attached hereto as Addendum "D" and made a part hereof.


     Bank One shall pay to Marks Bros., in consideration for administrative services rendered in connection with processing credit insurance applications, [***] of the Net Insurance Revenues received by Bank One in connection with any credit insurance related to the Plan. For purposes of this Agreement, the term "Net Insurance Revenues" shall mean credit insurance premiums realized by Bank One after Cardholder adjustments, refunds, credits, charge offs, and remittances to the insurance provider. All the payments from Bank One to Marks Bros. provided for herein shall be calculated and made monthly unless otherwise agreed between the parties and shall each be accompanied by a statement showing the calculations resulting in such payments. Marks Bros. shall utilize any insurance sales training materials (by way of example only, and not in limitation, videos, memos, etc.)

     provided by Bank One to assist in promoting insurance plan enrollment at the point of sale, or at time of application.

     With regard to any insurance program, Marks Bros. agrees to indemnify and to hold Bank One harmless from and against any and all actions, lawsuits, complaints, liabilities, losses, claims, damages and expenses (including, without limitation, reasonable fees and disbursements of counsel) suffered, sustained, incurred, paid or required to be paid by Bank One, whether filed or claimed by consumers or instrumentalities of the Federal or state governments arising out of or resulting from (i) the breach, incorrectness, or incompleteness of any representation, warranty or covenant made by Marks Bros., as related to the insurance program offered through the Plan or in any other instrument delivered pursuant thereto; (ii) its actions under such insurance program and in conducting its business; and (iii) acts or omissions of Bank One performed in response to requests or instructions given by Marks Bros. to Bank One regarding the insurance program offered under the Plan. This indemnity shall not apply to any actions of Marks Bros. taken at the request of Bank One, or to any action following the approval of, or at the direction of, Bank One.


     Bank One shall indemnify and hold Marks Bros. harmless from and against any and all actions, lawsuits, complaints, liabilities, losses, claims, damages and expenses (including, without limitation, reasonable fees and disbursements of counsel) suffered, sustained, incurred, paid or required to be paid by Marks Bros., whether filed or claimed by consumers or instrumentalities of the federal or state governments arising out of or resulting from (i) any failure on Bank One's part to comply with any federal, state or local statute, law or regulation with regard to the validity and legality of Bank One's business as it relates to the insurance programs offered through the Plan, (ii) any and all federal, state and local filings, reports, disclosures, taxes and the like required of Bank One in regard to the insurance programs offered through the Plan, and (iii) any and all quality or failure claims arising from or in any way related to the insurance programs under the Plan, and (iv) acts or omissions of Marks Bros. performed in response to requests or instructions given by Bank One to Marks Bros. regarding the insurance program offered under the Plan. This indemnity shall not apply to any actions of Bank One taken at the request of Marks Bros. or to any action following the approval of, or at the direction of, Marks Bros.

6. PROCESSING AGREEMENT. The Bank One/Retailer Processing Agreement, which sets forth the duties, rights and obligations of each of the parties relative to the mechanics of the services to be provided herein, is attached hereto as Addendum "A" and is incorporated herein as if fully rewritten herein. Each of Retailer's store locations will be obligated to comply with Addendum "A"

7.   OPERATION HOURS.

     A. Bank One's credit application processing and credit approval department's hours of operation are set forth below, however, same is subject to the availability of information necessary to make credit decisions from the credit bureaus serving the market area(s) in which Applicants reside. Such Bank One hours shall apply 362 days (excluding Easter Sunday, Thanksgiving Day and Christmas Day) per year as follows except as otherwise communicated.

     Monday - Saturday 8 a.m. - 12:00 midnight (Eastern Time Zone) Sunday 11:00 a.m. - 9:00 p.m. (Eastern Time Zone)

     B. Transaction processing by Bank One will be offered twenty-four (24) hours a day, 365 days a year, except when a disaster beyond the reasonable control of Bank One occurs.

8.   ADVERTISING.

     A.   Retailer will:

          (i)  Display upon its premises in a manner approved by Bank
          One, decals, signs or other advertising materials supplied by Bank One which are intended to notify the public that the Retailer offers and accepts the Plan Card;

          (ii) Display the appropriate Bank One service marks, logo types and the Verbiage on all promotional materials and advertising, including but not limited to forms of print medium, in which the front of the Plan Card is depicted;

          (iii) State on all advertising referencing the Plan that the Plan is a "credit service of Bank One, Dayton, NA, Dayton, OH 45401, offered through (Retailer's Name) (the "Verbiage"),

          (iv) Not state in writing at any time nor state orally (as best as Retailer can control) that the Plan or the Plan Card is owned or controlled by the Retailer or refer to the Plan or Plan Card as "Our Plan" or "Our Plan Card", and,

          (v) Follow any and all supplemental advertising guidelines relative to the Plan issued by Bank One from time to time.

     B. Bank One and Retailer agree that the following guidelines shall control use of the Plan name mark and logo and the Bank One mark and logo:

          (i) Applications for Cardholders to apply for the Plan shall include the Plan mark and logo and the Bank One name, logo and Verbiage,

          (ii) Plan disclosures, Plan Agreements and the Cardholder periodic billing statements will contain the Retailer's name and logo, the Plan name and logo and the Bank One name, logo and Verbiage, and

          (iii) The letterhead for general correspondence to Cardholders and others relating to the Plan shall only include the Bank One name and logo. The correspondence shall reference that it is concerning the Plan.

     C. Bank One and Retailer agree to mutually cooperate in good faith in determining the manner their respective names, logos and verbiage are used on documentation relating to the Plan. Mutual consent of the parties shall be required for specific layouts for such documents.

9.   TELECOMMUNICATION REQUIREMENTS.

     A. Facsimile machines (Panafax Machines or equivalent) and supporting telecommunication lines necessary for the transmission of credit applications are required for each of Retailer's store locations. Said facsimile machines and supporting telecommunication lines shall be in accordance with Bank One specifications; and, at the time of the signing of this Agreement, Bank One acknowledges that they are in accordance with Bank One specifications. A Bank One Authorization/Data Capture Terminal ("ADACS") is also required for each store location and will be provided by Bank One. Electronic Cash Registers may be utilized in lieu of the Data Capture Terminal.

     B. Transaction Drafts must be transmitted electronically through the medium of the ADACS utilizing the Bank One data capture network.

     C. The cost of any changes, additions, modifications or alterations in any of the data transmission systems, reporting requirements or general system programming which are requested by Retailer shall be borne solely and exclusively by Retailer.

     D. If in its sole discretion Marks Bros. selects PC Dial Up, it must provide the equipment necessary for processing.

10.  TERM/TERMINATION.

     A.   The term of this Agreement is for three (3) years from May
     31, 1996, so that, unless otherwise agreed to by the parties, the Agreement will terminate at 5:00 p.m., E.S.T., on May 31, 1999
     ("Term"), provided however, that Bank One may terminate this Agreement upon thirty (30) days prior written notice to Marks Bros. if, at any time during the Term, Marks Bros. fails to pay its commercial debt obligations as agreed, or is otherwise in default of those commercial debt obligations, including but not limited to, those commercial debt obligations due in May of 1997.

     B. During the period after notice of termination is given and before the scheduled termination date, the parties shall cooperate to provide for an orderly transition. Bank One shall maintain existing application response times, credit policies, and Cardholder Agreement terms and conditions, defined as those in effect prior to any proposed change. Retailer shall continue to offer Plan financing and encourage use of the Plan by Cardholders. During the period after notice of termination, in cooperation and concurrence with Bank One, which concurrence may not be unreasonably withheld, Marks Bros. may reasonably be permitted to develop and test other financing sources.

11. DEFAULT. This Agreement shall terminate immediately and without notice to Retailer upon any fraudulent misrepresentation by Retailer or the commencement of bankruptcy or insolvency proceedings by or against Retailer. In addition, in the event of:

          (i) Any failure by Retailer to pay to Bank One any amount due hereunder within ten (10) days after receipt by Retailer of written notice from Bank One that such payment was not received by Bank One on the payment due date; or

          (ii) Any other default, except misrepresentation, by Retailer in performing any covenant, promise, term or duty under any provision of this Agreement, which default continues for a period of thirty (30) days or more following the date of receipt of notice thereof by Retailer from Bank One; then Bank One may, at its option, terminate this Agreement by written notice to Retailer, such termination to be effective upon receipt of notice thereof by Retailer. Any Draft accepted by Bank One after the effective date of termination will be returned to Retailer and will not be credited to Retailer's Settlement Account. If the deposit has already been posted to Retailer's Settlement Account, said posting will be reversed and the Draft returned to Retailer.

          Upon any default by Retailer by reason of fraudulent misrepresentation, Bank One has the right to collect any amount due or which may become due to Bank One from any account belonging to Retailer held by Bank One without notice to Retailer. Upon any other default by Retailer, Bank One has the right to collect any amount due or which may become due to Bank One from any account belonging to Retailer held by Bank One after Bank One has given written notice to Retailer of such default and any applicable cure period shall have expired.

12. CHARGE BACK AND SET OFF. In order to assure, implement and maximize Bank One's rights of Charge Back and Set off, and their availability to Bank One for any and all indebtedness and obligations of Retailer to Bank One hereunder in this Agreement, whether now existing and hereafter incurred:

     A. Retailer understands and recognizes that each purchase of a Transaction by Bank One creates a contingent and unmatured claim for Charge Back in favor of Bank One against Retailer.

     B. Marks Bros. irrevocably grants to Bank One a right of Set Off in and to any of Marks Bros.' funds in the Escrow Account and the Merchant ACH Account established under the terms of the Plan Agreement, now or hereafter in the possession of Bank One, together with the proceeds thereof. Marks Bros. also irrevocably grants to Bank One a lien and security interest in and to any of Marks Bros.' funds in said Escrow Account and Merchant ACH Account. Any such funds, money or amounts may be commingled with other funds of Bank One and need not be maintained in any separate account.

     C. The right of Retailer to receive any amounts due or to become due from Bank One is expressly subject and subordinate to the Charge
     Back, Set off and lien rights of Bank One with respect to claims that are liquidated, fixed or matured. No failure of Bank One to exercise its rights of Charge Back, Set off or lien and no course of conduct by Bank One in not exercising its rights of Charge Back, Set off or lien shall in any respect constitute a waiver of or impair the rights and remedies of Bank One to exercise at any subsequent time the rights of Charge Back, Set off and lien provided for in this Agreement and under applicable law.

     D. Retailer agrees to duly exercise and deliver to Bank One such instruments and documents as Bank One may reasonably request to perfect and confirm the lien, security interest, right of Set off and subordination set forth in this Agreement.

     E.   In recognition that each time a Transaction is purchased by Bank
     One pursuant to this Agreement a contingent and unmatured claim for Charge Back accrues against Retailer in favor of Bank One for the amount that Bank One is required, or has the right, to pay to or repurchase with respect to any fee, discount, customer credit and adjustment, charge, fine, assessment, penalty or other item which may be charged back to Retailer by Bank One, Retailer and Bank One hereby agree that this Agreement constitutes a contract to extend debt financing or financial accommodations by Bank One to Retailer.

     F. On Transaction Drafts which cannot be processed by electronic swipe of a credit card, and other than Transaction Drafts resulting from telephone, mail order or immediate credit, Marks Bros. will obtain by manual means an authorization and the imprint of the credit card, and shall obtain by said imprint, or otherwise print on the Transaction Draft the name of the Cardholder, the Cardholder's Plan Card number, the signature of the Cardholder, the Transaction Date, the merchandise or service description or, if applicable, the referencing number (SKU) of the Products sold, the total cash price of the sale, and the city and state wherein the Transaction occurred. The failure of Marks Bros. to obtain the foregoing information when manual processing of a Transaction Draft is required will enable Bank One to Charge Back said Transaction to Marks Bros. in accordance with the procedures for Charge Back and Set Off set forth in Section 12. of this Agreement.

13.  INDEMNIFICATION.

     A. Retailer agrees to indemnify Bank One and to hold Bank One harmless from and against any and all liabilities, losses, claims, damages and expenses (including, without limitation, fees and disbursements of counsel) suffered, sustained, incurred, paid or required to be paid by Bank One:

          (i) Arising out of or resulting from the breach, incorrectness, or incompleteness of any representation, warranty or covenant made by Retailer in this Agreement or in any other instrument delivered pursuant hereto;

          (ii)   Its actions under the Plan and in conducting its business;

          (iii) Any failure on Retailer's part to comply with any local, state or federal statute, law or regulation with regard to the validity and legality of Retailer's business; (d) any and all aspects of Retailer's business including, but not limited to the selection use, and operation of sales agreements used in conjunction with a Transaction with Cardholders; (e) any and all local, state or federal filings, reports, disclosures, taxes and the like required of Retailer; or (f) any and all product liability claims or condition, quality, or failure claims arising from or in anyway related to Products (including any warranty as set forth in paragraph 3(I) purchased from Retailer with a Plan Card; and (g) acts or omissions of Bank One performed in response to requests or instructions given by Retailer to Bank One. This indemnity shall not apply to any actions of Retailer taken at the request of Bank One.

     B. Bank One agrees to indemnify Retailer and to hold Retailer harmless from and against any and all liabilities, losses, claims, damages and expenses (including, without limitation, fees and disbursements of counsel) suffered, sustained, incurred, paid or required to be paid by Retailer: (a) arising out of or resulting from the breach, incorrectness, or incompleteness of any representation, warranty or covenant made by Bank One in this Agreement or in any other instrument delivered pursuant hereto; (b) its actions under the Plan and in conducting its business; (c) any failure on Bank One's part to comply with any local, state or federal statute, law or regulation with regard to the validity and legality of Bank One's business; (d) any and all aspects of Bank One's business; (e) any and all local, state or federal filings, reports, disclosures, taxes and the like required of Bank One; and (f) acts or omissions of Retailer performed in response to requests or instructions given by Bank One to Retailer. This indemnity shall not apply to any actions of Bank One taken at the request of Retailer.

     C. Each party agrees to give prompt written notice to the indemnifying party of any third-party claim, action or proceeding as to which it may request indemnification hereunder. Each party will cooperate with the other party in determining the validity of any such third-party claim, action or proceeding. The indemnifying party hereunder shall have the right to defend with counsel reasonably satisfactory to the indemnified party any such third-party claim, action or proceeding, subject to the right of the indemnified party, at its own expense, to participate in the defense of the same. Neither the indemnifying party nor the indemnified party shall settle or compromise any such third-party claim, action or proceeding without the prior written consent of the other.

     D. Each party shall indemnify the other on demand for damages, claims, etc., suffered by said party for the breach of any one of the covenants set forth herein and such reimbursement shall be secured by this Agreement.

     E. Neither party shall be liable for any consequential damages arising from the other actions under this Agreement. Both parties waive any claim for punitive damages arising from the other party's actions under this Agreement. Both parties also waive their right to request a trial by jury in any litigation involving Retailer and Bank One.

14. ESCROW ACCOUNT. At the termination of this Agreement, or prior thereto if deemed reasonably necessary by Bank One by reason of Excessive Charge Back Activity (as defined below), Bank One may require Retailer to maintain with Bank One money in escrow in an amount equal to the lesser of (a) six (6) month's historical charge backs, or (b) $100,000. This amount will be used to settle Drafts, Credit Vouchers and Cardholder disputes which arise after the termination of this Agreement relating to Transactions made prior to the termination. Retailer agrees to pay Bank One the amount of the escrow balance required promptly on demand or Bank One may debit Retailer's account or withhold payment(s) owed to merchant at termination for the required escrow balance. Bank One will pay Retailer interest on the funds in the escrow account at a market rate. Bank One will release the money held in escrow (if any) not later than one hundred eighty (180) calendar days after the termination date and Retailer will be provided with an accounting of any money taken out of the escrow account.

     For purposes hereof, Excessive Charge Back Activity shall mean (1) charge backs exceeding three percent (3%) of Qualified Card transactions during any period of six (6) consecutive months, and/or (2) Bank One's reasonable determination that charge back activity indicates a probability of material fraud by the Retailer.

     Bank One may terminate this Agreement upon reasonable notice to Retailer for Retailer's failure to establish an escrow account upon Bank One's demand to do so made in accordance herewith.

15. EXCLUSIVE PROPERTY. All Accounts, specifications, data, programs, forms and procedures utilized or developed by Bank One in connection with services under this Agreement shall be and remain the property of Bank One and may only be used by Retailer in accordance with the terms of this Agreement.

16. WAIVER. No delay or failure of Bank One or Retailer in exercising any right, power or privilege hereunder shall affect such right, power or privilege; nor shall any single or partial exercise of any right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege effect such right, power or privilege. The rights and remedies of Bank One and Retailer hereunder are cumulative and not exclusive. Any waiver, permit, consent or approval of any kind by Bank One or Retailer of any breach or default hereunder, or any such waiver of any provision or conditions hereof, must be in writing and shall be effective only to the extent set forth in such writing. No waiver shall be deemed to be a continuing waiver in respect to any subsequent breach or default either of similar or different nature unless expressly so stated in writing.

17.  FINANCIAL STATEMENTS.   The financial statements heretofore furnished by
     Retailer to Bank One fairly presents the financial condition of the Retailer as of the dates thereof and the results of Retailer's operations for the periods then ended. Within thirty (30) days of the date of receipt thereof, Retailer shall furnish to Marks Bros.' senior lenders Retailer's annual financial statements for each fiscal year of Retailer ending after the date hereof, audited by a "Big Six" certified public accounting firm or by other certified public accountants reasonably acceptable to Bank One. Such audited annual financial statements will include a statement of income and expense in the operation of Retailer's business. In addition, Retailer agrees to furnish to Bank One from time to time such other financial information concerning Retailer as Bank One may reasonably request. Bank One hereby agrees that all financial statements and other financial information concerning Retailer which Retailer has provided or hereafter provides to Bank One is confidential and Bank One shall maintain the confidentiality thereof in accordance with Bank One's standard practices for maintaining the confidentiality of its customer's confidential information.

     Notwithstanding the foregoing, during the Term of this Agreement, Marks Bros. will provide to Bank One quarterly financial statements, which financial statements will be either certified by a certified public accountant firm, or by any officer of Marks Bros.

18. AMENDMENT-MODIFICATION. This Agreement may be amended from time to time by mutual consent. In addition, in the event that Bank One shall reasonably determine that an amendment or modification of the terms hereof is necessary to comply with applicable laws or regulations, Bank One may amend or modify this Agreement by sending notice of such amendment or modification to Retailer, with such amendment or modification to be effective on the earlier of:

          (i) The date which is thirty (30) days following the date of receipt of notice thereof by Retailer; or

          (ii) The date upon which such amendment or modification is required to be effective by such law or regulation, as applicable.

19.  SUCCESSORS AND ASSIGNS.   All terms and provisions of this Agreement shall
     be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by either party without the written consent of the other party. Notwithstanding the foregoing, Bank One may (a) without such consent assign any or all of its rights and obligations hereunder to BANC ONE CORPORATION or to any subsidiary or affiliate wholly owned (directly or indirectly) by BANC ONE CORPORATION, but only if BANC ONE CORPORATION or such subsidiary or affiliate, as the case may be, shall, prior to such assignment, have obtained all necessary governmental or regulatory approvals and authorizations and have obtained, filed and satisfied all other consents, authorizations, notifications, requirements and conditions necessary for it to receive such assignment and engage fully in the activities contemplated by it without satisfying any further such requirements whatsoever or (b) sell Plan Accounts as accounts receivable for securitization, however, retaining servicing thereon. BANC ONE CORPORATION or such subsidiary or affiliate, as the case may be, shall thereafter be subject to, bound by and entitled to the benefits of the provisions of this Agreement with the same effect as though it were an original party hereto; provided, however, that no such assignment shall relieve Bank One of any of its obligations or liabilities hereunder which are not performed or discharged fully by BANC ONE CORPORATION or such subsidiary or affiliate.

20. OPTION TO PURCHASE. In the event a notice of termination of this Agreement is given by either party, Retailer shall have sixty (60) calendar days in which to advise Bank One that Retailer desires to buy the active Modified Accounts from Bank One. If Retailer elects to buy the active Modified Accounts, then the parties shall use their best efforts and good faith efforts to negotiate and sign a sales agreement within sixty (60) days from receipt of the notice of termination. If Retailer determines that it will not buy the active Modified Accounts or Retailer and Bank One are unable to negotiate a sales agreement for the active Modified Accounts, Retailer shall have the right of first refusal to purchase the active Modified Accounts on the same terms and conditions as any other purchaser with which Bank One later reaches agreement on purchase of the active Modified Accounts, if Bank One decides to sell the active Accounts and not to liquidate them.

21. CONFIDENTIALITY. The terms of this Agreement shall be deemed to be confidential and shall not be disclosed to third parties without the prior written authorization of the other party. Each party will hold and will cause its officers, directors, employees, representative, agents, consultants and advisors to hold in strict confidence, all documents and information obtained by them with respect to the other party hereto in connection with the transactions contemplated by this Agreement except to the extent that such information can be shown to have been or to have become (i) generally available to the public other than as a result of a disclosure by the officers, directors, employees, representatives, agents, consultants or advisors of such party, (ii) made available on a nonconfidential basis from a source other than the officers, directors, employees, representatives, agents, consultants or advisors of such party, or (iii) known to such party prior to the date of disclosure of such information by the other party, and will not release or disclose such information to any other person, except their auditors, attorneys, and other consultants in connection with the transactions contemplated by this Agreement. Notwithstanding, permission from the other party shall not be necessary for disclosures pursuant to any federal, state or local governmental body, laws or regulations, in which case notice shall be promptly given to the other party. Prior authorization shall be required for disclosure of information to a potential successor to the other party or to a party which may purchase the Cardholder accounts. In either case, the potential successor shall sign a written non-disclosure agreement containing terms similar to those contained herein.

22. SEVERABILITY. If any of the provisions or parts of this Agreement are determined to be illegal or invalid under any applicable statute of rule or law, such provision(s) or part(s) shall be deemed omitted without affecting any other provision(s) or part(s) of this Agreement, which shall remain in full force and effect.

23. NOTICES. All notices and other communications provided for under this Agreement shall be delivered, either by first-class, registered or certified mail, postage prepaid, return receipt requested, or via overnight mail service (such as Western Union Mailgram or Federal Express) or telegraphed to either party at the address listed below, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices and communications shall, when mailed or telegraphed, be effective upon receipt or delivery.



     BANK ONE:
     Banc One Private Label Credit Services
     Kettering Tower, 26th Floor
     40 North Main Street
     Dayton, Ohio  45401
     Attn:  Sales Manager



     RETAILER:
     Mark Bros. Jewelers, Inc.
     Attn: Executive Vice President, Finance
     155 North Wacker Drive
     Chicago, IL 60606

24.  MISCELLANEOUS.

     A. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

     B. This Agreement and the Addenda hereto contain the entire Agreement between the parties regarding the subject matter hereof.

     C. Except to the extent superseded by Federal law applicable to national banks, this Agreement shall be subject to and construed under the laws of the State of Ohio.

     D. This Agreement shall supersede all prior agreements regarding the subject matter hereof and become effective when signed by both parties.

     E. All obligations incurred or existing under this Agreement as of the date of termination or default, whether then known by either party to exist, shall survive such termination or default.

     F. Retailer will provide Bank One with not less than thirty (30) days prior written notice of any intent to sell or transfer any substantial part (50% or more) of Retailer's total assets and/or to liquidate or change the basic nature of its business. Upon receipt of such notice, Bank One may, at its option, terminate this Agreement in accordance with Section Ten
     (10) hereof.

     G. In all cases under the Agreement wherein consent is required of one of the parties, the decision by the parties shall be made in good faith and not be unreasonably withheld. Furthermore, the parties agree that each shall in good faith perform their obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands upon the day and year first above written.

WITNESS:                           MARKS BROS. JEWELERS, INC.

                                   By:
- -----------------------               ------------------------
                                   Title:
- -----------------------                  ------------------------

                                   BANK ONE, DAYTON, NA

                                   By:
- -----------------------                ------------------------
                                   Title:
- -----------------------                  ------------------------

                                 ADDENDUM "A"
                        PLAN CARD PROCESSING AGREEMENT

This Agreement governs the mechanics of the Plan and the Plan Card in connection with Retailer's sale of Products.

1. PROCEDURES. The procedures set forth by Bank One in any Retailer Operations Guide, Credit Card Sales Guide, Operating Procedure Manual or other guides/manuals supplied by Bank One to Retailer at any time ("Procedures"), are hereby incorporated into and made a part of this Agreement, and the rules and regulations issued by VISA and MasterCard or any successor thereto, as amended from time to time, shall be followed by Retailer and shall govern the processing of Transactions initiated through the medium of the Plan Cards issued to Cardholders. If there exists a conflict between the Procedures and the rules and regulations issued by Visa or MasterCard, the Procedures shall control.

2. HONORING THE PLAN CARD. Retailer will honor all valid Plan Cards when properly presented as payment from a Cardholder for a Transaction. Retailer will not refuse a sale because it falls below a certain dollar amount. Retailer will have a zero floor limit ("Floor Limit") for all Plan Card Transactions. Marks Bros. will use reasonable efforts to require a minimum purchase of $250 on all promotions beyond the 90 Days Same as Cash First Purchase promotion. Merchant will not require any Card holder to provide any personal information such as home or business telephone number or address or a driver's license for identification as a condition for honoring a Plan Card.

3.   COMPLETION OF SALES TRANSACTION DRAFTS AND CREDIT VOUCHERS.    All
     Transaction Drafts   will be on forms supplied or approved by Bank One and
     each will be completed in conformity with the terms of this Agreement, and any written instructions provided by Bank One, and will include, among other things, the name of the Cardholder, Cardholder's Plan Card number, the imprint of the Plan Card if the electronic interface is not available, the signature of the Cardholder, the Transaction date, the merchandise or service description or, if applicable, the referencing number (SKU) of the Products sold that Retailer will be able to identify upon request by Bank One, the total cash price of the sale, and the city and state wherein the Transaction occurred. If the merchandise or service description is not included on the Transaction Draft, then Retailer must include this information on the Sales Invoice which must be attached to the Transaction Draft. As authorized by separate Addendum "B" to this Agreement, Retailer does not need to secure the Cardholder's signature or the Plan Card imprint for telephone or mail order sales. Retailer will compare the signature on the Transaction Draft to the signature on the Plan Card and if they appear to be different, will contact Bank One's authorization facility. A copy of the Transaction Draft will be given to the Cardholder, and one copy, or more will be retained by Retailer.

4.   RETAILER'S REPRESENTATIONS OF TRANSACTIONS TENDERED.

     A. All Transaction Drafts tendered represent obligations originated with a Cardholder as a result of a Transaction with Retailer in the amount set forth on such Transaction Draft for Retailer's Products only and do not involve credit for any other purpose. Retailer will not knowingly complete any Transaction Draft which is fraudulent, nor present a Transaction Draft for processing, directly or indirectly, which did not originate as a result of any act between the Cardholder and Retailer. Retailer will not tender for acceptance by Bank One any Transaction Draft as to which it has knowledge of any invalidity or defense to the collectibility of such Transaction Draft; will exercise due care in filling out forms and processing its work; and will require no special agreement, condition or security from a Cardholder in connection with any Transaction Draft. If Bank One determines that Retailer is involved in any fraudulent activity, Bank One, in addition to any other rights it may have, may offset funds in Retailer's account or any other account maintained by Bank One.

     B. Retailer additionally warrants and represents that no Transaction Draft submitted by Retailer represents a sale by Retailer:

          (i) of any Product warranty,

          (ii) of any service contract or

          (iii) for work which is to be performed in the future (i.e. deposits), unless, and only if, Retailer is specifically authorized by a separate addendum to this Agreement to submit such Transaction Drafts to Bank One. Bank One reserves the right to unilaterally withdraw said authorization without notice to Retailer.

5.   SETTLEMENT ACCOUNT.

     A. Bank One will pay Retailer the total face amount of each Transaction Draft accepted hereunder in accordance with the terms and conditions contained in this Agreement. Retailer must maintain a commercial checking account with any Automated Clearing House (hereinafter "ACH") member financial institution (which may include Bank One) and will authorize "pre-notifications" through any authorized transfer system (such as the Central Regional Automated Funds Transfer System, Inc.). Retailer authorizes ongoing credits and debits to such account pursuant to the terms of this Agreement. Bank One will transfer funds to or from said account for the purpose of settling Transaction Drafts, charging applicable fees, providing refunds, debiting for charge backs, and any other necessary transactions. ACH transfers will be credited within two
     (2) Business Days. If desired by Retailer, Bank One will establish a special Retailer account into which all proceeds of Transaction Drafts will be deposited. The procedures will be identical to those involved if Retailer had elected to maintain a Bank One commercial checking account, except that Bank One will make a report to Retailer of all activity in such account as of the end of each monthly period.

     B. In reference to the above mentioned account(s), all figures are subject to final auditing and checking by Bank One, and Retailer agrees that Bank One may make any corrections necessary without prior notice to Retailer, or may elect to return Transaction Drafts for Retailer's correction.

6.   IMPRINTERS AND FORMS.

     A. Bank One will provide Retailer with an appropriate number of Transaction Draft imprinters, which unless otherwise agreed, will remain the exclusive property of Bank One. Retailer will use such imprinters whenever possible and will return such imprinters, and any validation plates, if the same are utilized, upon termination of this Agreement.

     B. Bank One will provide Retailer with an appropriate number of sales drafts, credit vouchers, and deposit slips upon request from Retailer without charge.

7. AUTHORIZATIONS. In the event of suspicious or unusual circumstances, Retailer will request a "Code 10" authorization. With the exception of a "Code 10" authorization, Retailer must advise Bank One of the specific reason authorization is requested. If authorization is given, Retailer will type or print legibly on the Transaction Draft the authorization approval code received.

8. UNACCEPTABLE PLAN CARDS. Retailer will not, without authorization, complete a Transaction involving use of a Plan Card if Retailer's authorization request is rejected.

9. RETRIEVAL OF THE PLAN CARD. If, in response to an authorization request, Retailer is advised to obtain or hold onto a Plan Card, or if given other instructions, Retailer shall use its best efforts, by reasonable and peaceful means, to comply with such advice or such instructions.

10. CASH PAYMENT/DISCOUNTS/DEPOSITS. Marks Bros. will be entitled under the Fair Credit Billing Act to grant, or offer to grant, discounts for use of cash to make a purchase. Cardholders may tender, and Marks Bros. may accept in trust for the benefit of Bank One, payments in the form of either personal check, cashiers' check, official check or money order payable to the order of Bank One, by Cardholders to their Accounts ("Store Payments"). Payments offered by Cardholders on their Accounts which are in the form of cash or credit card shall not be accepted by Marks Bros., and shall not be considered as Store Payments hereunder. Store Payments with remittance advice and Cardholder account number notated on the memo line of the check or money order shall be placed upon receipt by Marks Bros. in pre-addressed Bank One envelopes, supplied to Marks Bros. by Bank One, and placed in the U.S. mail the same day the Store Payments are received.

     Each Marks Bros. store which accepts Store Payments shall maintain a record log, in which Marks Bros. will record the date, Cardholder's name, Account number, amount of the payment, and payment form (i.e., personal check, money order, cashiers' check or official check) on a Payment Log in the form of Exhibit C, attached hereto.
     Marks Bros. shall maintain Payment Logs for a one (1) year period, commencing with the date of this Agreement.

11. ADDITIONAL CHARGE TO CARDHOLDERS. Retailer will not require the Cardholder to pay any part of any fee or charge assessed by Bank One to Retailer, whether through any increase in price or otherwise, or to pay any contemporaneous finance charge in connection with the Transaction in which a Plan Card is used.

12. DISCLOSURE AND STORAGE OF CARDHOLDER INFORMATION. Retailer will not, without the Cardholder's and Bank One's written consent, sell, purchase, provide, or exchange Qualified Card account number information to any third party other than Retailer's agents for the purpose of assisting Retailer in its business. Retailer will store all Cardholder account number information in a manner consistent with Retailer's procedures for maintaining the confidentiality of its own confidential customer information which includes, but is not limited to, the prohibition of sharing such information with non-Retailer employees or agents and, in the event that Retailer determines to destroy or discard any such information, will do so in a manner reasonably calculated to render all Cardholder account number information contained therein unreadable by others.

13. MULTIPLE TRANSACTION SEGMENTS. When a purchase is completed by Retailer and two or more Transaction Drafts are prepared for the purpose of creating individual Cardholder receipts, a separate authorization shall be obtained for the amount of each Transaction Draft. For purchases involving multiple cards or other combination of payment methods accepted for a purchase, each payment segment completed with a Plan Card shall require authorization for such corresponding amount.

14. IMPRINTER REPAIR/REPLACEMENT/DAMAGE. Bank One reserves the right to debit Retailer's account on a non-refundable basis, for repair, replacement, handling, shipping, out of pocket costs and expenses for any imprinter owned by Bank One in the event of one of the following: the imprinter is not returned to Bank One or its agent at any time for repair or replacement within ten (10) calendar days when requested to do so or the imprinter must be replaced as a result of loss, destruction, misuse or abuse by the Retailer. Replacement cost (if necessary) will be the cost of a new imprinter. All repairs and replacement charges for any imprinter owned by the Retailer will be borne by Retailer. Retailer will be responsible for the loss of any imprinter and for any damage resulting from improper handling or operation once the imprinter has been delivered to the Retailer.

15. IMPRINTER TAXES. With respect to any imprinter, Retailer will pay when due: (a) all use, excise, personal property, ad valorem or other taxes;
     (b) all assessments, fees and charges payable with respect to the ownership, possession or rental of the imprinter, and (c) all expenses resulting from registration, inspection or other governmental requirements, now or hereafter existing, all of which are imposed by governmental entities because of the location or use of any imprinter at Retailer's place(s) of business.

16. RETURNED MERCHANDISE AND ADJUSTMENTS. Retailer will establish a fair policy for the exchange and return of Products and adjustment of contracts involving services, which may require return of the item purchased in its original condition within 90 days of the date of sale as a condition to refunds. If Retailer limits acceptance of returned Products, proper disclosure must be provided to Cardholder and purchased goods or services must be delivered to the Cardholder at the time the Transaction takes place. Proper disclosure shall be given if the words "NO REFUND", "EXCHANGE ONLY" or "IN-STORE CREDIT ONLY" are legibly printed on the Draft, receipt or invoice in letters approximately 1/4 inch high and in close proximity to the space provided for the Cardholder's signature. Retailer will issue credit vouchers for any refund, adjustment or cancellation of a sale where the original sale involved a Qualified Card as long as the item purchased is returned in its original condition within 90 days of the date of the sale, and such credits must be to the same account used in the original sale. Credit vouchers may not exceed the original Transaction amount. Retailer will not make any cash refunds when the Transaction involved the use of a Qualified Card.

17.  CHARGE BACKS.

     A. Bank One may enact Charge Back(s) to Retailer for a Transaction when one of the following occurs:

          (i) Billing Error. Where a Cardholder asserts a "billing error" as defined by Regulation Z (12 CFR Part 226), Section 226.13, in the manner and within the time limits required by said Section, and after giving Retailer an opportunity to respond in accordance with the Procedures, which shall include a time period of at least ten (10) Business Days, Bank One determines that a billing error has occurred.

          (ii) Merchandise or Service Dispute. Where a Cardholder refuses to pay based on an assertion of a dispute about the quality of the merchandise or services purchased (which is not a billing error under Regulation Z Section 226.13), including any alleged breach of warranty provided Cardholder by or through Retailer, Bank One shall request from Retailer for a written response. If Retailer provides a good faith response as determined by Bank One which indicated that (a) it is reasonably addressing the Cardholder's concern, (b) the Cardholder has not made a good faith attempt to resolve the dispute, or (c) the Retailer is not responsible for the dispute, no Charge Back will be made. If no written response is received within twenty (20) calendar days from Bank One's request, so long as Bank One can show, if reasonably requested by Retailer, reasonable evidence, by memo or file documentation to the Cardholders account, that it has made such request of merchant, then a Charge Back for the amount of the Transaction will be made.

          (iii) Operating Regulations Violation. The occurrence of any one (1) or more of the Charge Back reasons set forth in the Operating Regulations of VISA and/or Mastercard.

          (iv) Agreement Violations. With respect to any individual Transaction, failure to comply with authorization procedures, Transaction production requirements, breach of any representation or a breach of the processing requirements set forth in this Agreement or the Procedures.

     B.   When a Charge Back may be MADE PURSUANT TO THIS paragraph,
     Retailer agrees that it will reimburse Bank One and that without prior notice Bank One may charge Retailer's account for the full amount of the Transaction. In the event of any such Charge Back, Bank One hereby assigns to Retailer the Charge Back Transaction, along with all appropriate documentation, and the right to collect the amount assessed to Retailer.

     C. Merchant shall not redeposit transactions, with or without the Cardholders consent, that have been previously charged back and not represented.

18. TRANSACTION DRAFT OR VOUCHER RETENTION. One (1) copy or more of each Transaction Draft and accompanying invoice or bill will be retained by Retailer (held in trust for Bank One) for a period of three
     (3) years from date of the Transaction, filed by date, and such copy shall be provided to Bank One upon request within three (3) Business Days of such request. Failure to provide requested Transaction Draft copies on a timely basis may result in Retailer's assumption of liability in settlement of Cardholder disputes and Bank One shall have the right to charge back the full amount of the Transaction in question to Retailer's account. Upon termination or default of the Plan, Retailer will secure and store all invoices and Transaction Drafts for Bank One at Retailer's expense or will assemble and send same to Bank One at Retailer's option but Bank One's cost.

19. TRANSACTION DRAFT VERIFICATION. At any reasonable time Bank One may examine and verify all records of Retailer pertaining to Transaction Drafts submitted hereunder. Bank One shall have no liability or assume any cost with regard to such records other than reasonable costs of reproducing such records from duplicates provided by Retailer, except as otherwise specified in Section Eighteen (18) hereof.


20. PAYMENT ON TRANSACTION DRAFTS. Bank One will have the sole right to receive payment on Transaction Drafts it purchases. Retailer agrees not to sue or to make any collections thereon, except as it may be specifically authorized by Bank One or in the event that the Transaction is charged back to Retailer. If specifically authorized, Retailer will hold all collections, if any, in trust for Bank One and will deliver same immediately to Bank One.

21.  IMMEDIATE CREDIT FOR INITIAL PURCHASE.

     A. Bank One will permit Retailer to allow an approved Applicant, for the initial purchase only, a Plan credit charge in an amount not to exceed the credit limit established by Bank One ("Immediate Credit"), provided that the following procedures are adhered to by retailer:

          (i) Applicant completes and signs a credit application applying for issuance of a Plan Card:

          (ii) Marks Bros. submits Applicant's completed credit application to Bank One via facsimile machine, PC Dial Up, or oral communication by telephone on a timely basis, but in no event more than ten (10) days from date of Application; and

          (iii) Retailer processes the initial purchase after obtaining appropriate authorization from Bank One.

22.  CREDIT APPLICATIONS.

     A. Retailer agrees to provide each Applicant at or before the time that Applicant's credit application is made a copy of the Plan Agreement.

     B. Any credit application which is (i) knowingly falsified by Retailer, (ii) accepted by Retailer knowing that the application contains false information, or (iii) accepted by Retailer knowing that the Applicant(s) signature is missing, the date of application is missing, the identification required to be verified by Retailer has not been completed, Applicant(s) social security number is missing, Applicant(s) date of birth is missing, or Applicant(s) printed name is missing or other requirements as set forth in the Procedures have not been met, may not be honored, at the discretion of Bank One, for the purpose of crediting settlement proceeds to Retailer's account. If proceeds have been credited to Retailer, then Bank One may assess to Retailer's account as a Charge Back said Transaction (hereinafter a credit application meeting the criteria of either (i), (ii) or (iii) above, will be known as a "Problem
     Application".

     C. Any subsequent charge(s) to an Account which was/were honored by Bank One but later determined to be improper because the Account was established with a Problem Application, may be assessed to Retailer as a Charge Back within a reasonable time after such Problem Application is made aware to and recognized by Bank One.

23. DATA CAPTURE PROCEDURES. Bank One will supply Retailer with an approved electronic point of sale terminal ("POS Terminal") to be used for the electronic authorization and monetary settlement of Transactions. In accordance, the following is agreed to:

     A.   Installation.

          (i) Retailer will install a POS Terminal(s) interconnected to the Bank One designated authorization system and Retailer will use a Bank One Transaction Draft imprinter(s), including validation plate(s) or an approval electronic printer(s). Such equipment will remain the absolute property of Bank One, unless otherwise agreed, and Retailer will surrender such equipment at the request of Bank One.

          (ii) Retailer may have a direct outside business telephone line for POS Terminal(s). If Retailer chooses to not install a direct outside business telephone line, Retailer is responsible for contacting its telephone company and ensuring compatibility of the POS Terminal(s) with Retailer's telephone system before installation of the POS Terminal(s). Bank One assumes no liability for damage to Retailer's telephone system resulting from the use of the POS Terminal(s).

     B.   Use of POS Terminal

          (i) Retailer will receive and process all authorizations and periodically balance all Transactions in accordance with the terms of this Agreement and the Procedures.

          (ii) Retailer in accepting the Plan Cards and using the POS Terminal, will exercise due care in inputting and processing Retailer's work. Retailer ensures the accuracy and adequacy of information entered through the POS Terminal(s) as evidenced by the system log maintained by Bank One, and will affect corrections and adjustments in the manner prescribed in the Procedures. Bank One is not responsible for Retailer omissions.

          (iii) Retailer will record the Bank One provided authorization number and sequence number on all Transaction Drafts. The sequence number is to be recorded on all credit vouchers.

          (iv) Retailer will obtain an authorization prior to completing a "Forced Transaction" and will process said authorization in accordance with the Procedures. If no prior authorization is received on a "Forced Transaction", such Transaction shall be Retailer's liability and will be subject to a charge back by Bank One; except when such "Forced Transaction" complies with the terms and conditions set forth in Addendum E attached hereto.

          (v) Retailer will electronically deposit Transaction Drafts to Bank One within one (1) Business Day from the date of Transaction.

          (vi) The electronic submission to Bank One of Transaction Drafts shall constitute an endorsement to Bank One by Retailer.

     C.   POS Terminal and/or Electronic Printer Repair and Replacement

        In the event of a POS Terminal and/or electronic printer malfunction, Retailer is responsible for calling Bank One's Retailer Services Department within one (1) Business Day. Bank One will arrange for the repair or the replacement of any POS Terminal and/or electronic printer which fails to function properly during the normal course of operation due to a defect in materials or workmanship. Retailer will be responsible for the loss of any POS Terminal and/or electronic printer and for any damage resulting from improper handling or operation. Retailer will also provide adequate insurance covering loss of, or damage, to all POS Terminal(s) and/or electronic printers.

     D.   Fees and Service Charges

          (i) Retailer will pay Bank One fees and charges, including set up costs and POS Terminal(s) rental, as set forth in the attached Addendum and as agreed upon from time to time by the parties. The charge will be imposed by Bank One to cover set-up costs for each POS Terminal and will be paid to Bank One by Retailer upon receipt of invoice.

          (ii) Bank One reserves the right to debit Retailer's account, on a non-refundable basis, for the replacement cost of the POS Terminal and/or electronic printer, if:

               (a) the POS Terminal and/or electronic printer is not returned in time for repair or replacement, or

               (b) the POS Terminal and/or electronic printer is not returned within ten (10) days of Bank One's written request, or

               (c) the POS Terminal and/or electronic printer must be replaced as a result of loss, destruction, misuse or abuse by Retailer.


          (iii) Bank One may, at its discretion, levy its standard service charges for any additional assistance in POS Terminal operation and resolution of problems which are not caused by POS Terminal(s) malfunction or system malfunction, but are due to Retailer's failure to adhere to the Procedures.

          (iv) The use of the term "POS Terminal" shall include and encompass "Electronic Cash Registers" and the term POS Terminal shall not be used in such a manner as to exclude Electronic Cash Registers, and/or Transactions processed using Electronic Cash Registers.

     E.   Terminal Taxes

     As to any POS Terminal and/or electronic printer. Retailer will pay when due: (i) all use, excise, personal property, ad valorem or other taxes; (ii) all assessments, fees and charges payable with respect to the ownership, possession or rental of the POS Terminal and/or electronic printer, and (iii) all expenses resulting from registration, inspection or other governmental requirements, now or hereafter existing, all of which are imposed by governmental entities because of the location or use of any POS Terminal and/or electronic printer at Retailer's place(s) of business.

     F.   Conflict With Other Agreement Provisions

     Any conflict between this paragraph and any other Agreement provision will be controlled by this paragraph.

24.  MISCELLANEOUS.

     (i) This Agreement shall become effective when signed by both parties and shall remain in full force and effect until termination or default.

     (ii) This Agreement shall be governed by the laws of the State of Ohio and shall be binding upon the parties, their heirs, successors or assigns.

     (iii) This Agreement supersedes any prior agreements concerning the subject matter hereof Agreement between the parties and will govern all prior Qualified Card Transactions previously submitted to Bank One, regardless of date of submission.

     (iv) All obligations of Retailer incurred or existing under this Agreement existing as the date of termination or default, regardless of whether then known by either party to exist, shall survive such termination or default.

     (v) Retailer will provide Bank One with not less than thirty (30) days prior written notice of any intent to sell or transfer any substantial part (50% or more) of Retailer's total assets and/or to liquidate or change the basic nature of its business. Upon receipt of such notice, Bank One may, at its option, terminate this Agreement in accordance with Section 24 (ix) hereof.

     (vi) All specifications, data, programs, forms and procedures utilized or developed by Bank One in connection with services under this Agreement shall be and remain the property of Bank One and may only be used by Retailer in accordance with the terms of this Agreement.

     (vii) This Agreement may be amended from time to time by mutual consent. In addition, in the event that Bank One shall reasonably determine that an amendment or modification of the terms hereof is necessary to comply with applicable laws or regulations, Bank One may amend or modify this Agreement by sending notice of such amendment or modification to Retailer, with such amendment or modification to be effective on the earlier of:

               (a) The date which is thirty (30) days following the date of receipt of notice thereof by Retailer; or

               (b) The date upon which such amendment or modification is required to be effective by such law or regulation, as applicable.

     (viii) If any of the provisions or parts of this Agreement are determined to be illegal or invalid under any applicable statute or rule of law, such provisions or parts shall be deemed omitted without affecting any other provisions or parts of this Agreement, which shall remain in full force and effect.

     (ix) This Agreement shall terminate immediately and without notice to Retailer upon any fraudulent misrepresentation by Retailer or the commencement of bankruptcy or insolvency proceedings by or against Retailer. In addition, in the event of:

               (a) Any failure by Retailer to pay to Bank One any amount due hereunder within five (5) days after receipt by Retailer of written notice from Bank One that such payment was not received by Bank One on the payment due date; or

               (b) Any other default, except misrepresentation, by Retailer in performing any covenant, promise, term or duty under any provision of this Agreement, which default continues for a period of thirty (30) days or more following the date of receipt of notice thereof by Retailer from Bank One; then Bank One may, at its option, terminate this Agreement by written notice to Retailer, such termination to be effective upon receipt of notice thereof by Retailer. Any Draft accepted by Bank One after the effective date of termination will be returned to Retailer and will not be credited to Retailer's Settlement Account. If the deposit has already been posted to Retailer's Settlement Account, said posting will be reversed and the Draft returned to Retailer.

     Upon any default by Retailer by reason of fraudulent misrepresentation, Bank One has the right to collect any amount due or which may become due to Bank One from any account belonging to Retailer held by Bank One without notice to Retailer. Upon any other default by Retailer, Bank One has the right to collect any amount due or which may become due to Bank One from any account belonging to Retailer held by Bank One after Bank One has given written notice to Retailer of such default and any applicable cure period shall have expired.

     (x) In all cases under the Agreement wherein consent is required of one of the parties, the decision by the parties shall be made in good faith and not be unreasonably withheld. Furthermore, the parties agree that each shall in good faith perform their obligations under this Agreement.

     IN WITNESS WHEREOF, the parties have hereto set their hands this__day of
     __________________.

                              MARKS BROS. JEWELERS, INC.

                              By:
                                 ------------------------

                              Title:
                                    ---------------------
                              BANK ONE, DAYTON, NA

                              By:
                                 ------------------------

                              Title:
                                    ---------------------

                                 ADDENDUM "B"

              AUTHORIZATION TO TRANSACT TELEPHONE OR MAIL ORDERS

     A. Bank One specifically authorizes Retailer to sell its own Products by telephone or mail order and to submit said Plan Transactions to Bank One. When a Transaction is based on a telephone order or mail order the Transaction Draft may be completed without a Cardholder signature or a Plan Card imprint; however, Retailer shall request from Cardholder and then type or print legibly on the Transaction Draft the following information as Cardholder states it appears on the Plan Card: the Account number and the embossed name. Retailer shall also type or print legibly "telephone order" or "mail order", as applicable, on the Cardholder signature panel of the Transaction Draft.

     B. Retailer specifically agrees that a Transaction representing a sale made by telephone or mail order may be assessed to Retailer as a Charge Back in accordance with the Charge Back provisions contained in the Agreement, if at any time any defense or problem is made or presented to Bank One or found by Bank One questioning the validity or authorization of the Transaction.

     C. Any conflict between this Addendum and any other Agreement provision will be controlled by this Addendum.

                                 ADDENDUM "C"

                    PRIVATE LABEL ADVERTISING REQUIREMENTS

Bank One encourages Retailer to promote the Plan. Retailer can advertise in local newspapers and directory services. Retailer can also develop its own advertising. Bank One reserves the right to approve or disapprove all aspects of the advertising and promotional material relating to the Plan, and its credit features used in advertisements. To comply with Federal Regulations (Truth in Lending Regulation Section 226.16) among others, Retailer agrees to the following guidelines when developing advertising:

     A.   The full name of the service can be any of these:

          "WHITEHALL/LUNDSTROM JEWELRY EXPRESS" ("PROGRAM NAME") "PROGRAM NAME", a credit service of Bank One, Dayton, NA, offered through COMPANY NAME.

     B. Display on premises all decals, signs, or other advertising materials supplied by Bank One, which are intended to notify the public that Retailer offers and accepts the "PROGRAM NAME" credit card.

     C. Do not imply that Retailer owns or operates the "PROGRAM NAME" program. Don't use terms such as "exclusive" and "only from".

     D. Display the Bank One logo on all advertising in which the front of the "PROGRAM NAME" credit card is used.

     E. Do not imply that "PROGRAM NAME" is extending credit. Use one of the following disclaimers (in small print). "PROGRAM NAME" is a credit service of Bank One, Dayton, NA, Dayton, Ohio. "PROGRAM NAME" is a credit card program of Bank One, Dayton, NA, Dayton, Ohio offered through "COMPANY NAME".

     F. You should use phrases such as: Low monthly payment. No annual membership fee.

     G.   Do not use terms such as  "free" and "interest free".

     H.   Do not alter the "PROGRAM NAME" credit card or the Bank One logo.

     I. Any Monthly payment quoted in your advertisement must specify the "PROGRAM NAME" to which the payment refers. If promoting a "PROGRAM NAME" minimum payment, specify the "PROGRAM NAME", in conjunction with the minimum payment.

     J. If featuring a minimum payment, use a disclaimer that includes all of the following:

          Annual percentage rate
          Percent/minimum payment due each month Example: The minimum monthly payment is _____% of the unpaid balance, or $______ , whichever is greater, and is based on an ANNUAL PERCENTAGE RATE of ____%.

                                 ADDENDUM "D"
                               PRICING SCHEDULE

I.   1996 Promotional Discount Rates

     Promotion                                         Discount Rate



90 Days Same as Cash; [***] Day Grace Period Billing    [***]
     on First Use



90 Days Same as Cash after First Use above              [***]



120 Days Same as Cash                                   [***]



6 Months Same as Cash                                   [***]



12 Months Same as Cash                                  [***]



First Time Buyer Sales                                  [***]




A. The Promotions and Discount Rates delineated above will be effective for the remainder of calendar year 1996. Discount Rates will be reviewed for each subsequent calendar year of the Term, and will be re-established at the beginning of each subsequent calendar year, to be effective for the remainder of that calendar year. It is agreed that the offered Discount Rate for the First Time Buyer Sales program becomes the promotional Discount Rate applicable plus [***], and remains so except as governed by other provisions of this Agreement.


B. If neither party presents to the other any proposed change in the Discount Rates for the next succeeding calendar year, then the Discount Rates established in the preceding calendar year will be effective for the next succeeding calendar year.

C.  If the parties cannot agree to changes proposed to the Discount
Rates for the next succeeding calendar year within thirty (30) calendar days from receipt by one party from the other of said proposed changes, then the Agreement will terminate upon the expiration of one hundred eighty (180) days from the end of said thirty (30) calendar day period.

II.   Visa/MasterCard Discount Rate

A. The Discount Rate to be paid for Visa or MasterCard processing during the remainder of calendar year 1996 is 1.65% ("Visa/MC Rate"). The Visa/MC Rate will be reviewed for each subsequent calendar year of the Term, and will be re-established at the beginning of each subsequent calendar year, to be effective for the remainder of that calendar year.

B. If neither party presents to the other any proposed change in the Visa/ MC Rate for the next succeeding calendar year, then the Visa/MC Rate established in the preceding calendar year will be effective for the next succeeding calendar year.

C. If the parties cannot agree to changes proposed to the Visa/MC Rate for the next succeeding calendar year within thirty (30) calendar days from receipt by one party from the other of said proposed changes, then either party may terminate the Visa/MasterCard processing relationship upon thirty
(30) days prior written notice.

III. Application Reconsideration


        [***] each Reconsidered Application [***] of total applications. A Reconsidered Application is defined as a second request to approve an account that was previously declined, or a second request for a credit limit increase,
when the first request was declined.   Reconsidered Applications submitted
under the First Time Buyers Program [***]. Reconsidered Application fees will be billed by the 15th business day of the following month, based upon statistics prepared by Bank One as set forth in Exhibit A, attached hereto. The first bill for Reconsidered Applications would encompass the months of October, November and December, 1996.


IV.  Nonactivated Accounts


A. Effective October 1, 1996, and continuing every quarter thereafter for the remainder of the Tem, the activation rate of new Accounts for the preceding [***] will be evaluated against the following performance results. [***] will be adjusted by the amounts set forth in the following matrix for the preceding [***]:



                          QUARTERLY ACTIVATION RATE


     Bank One will provide Marks Bros. with monthly reporting to measure the new account activation [***]:


              Promotional Discount Rate Change to Contract Rate
              -------------------------------------------------


Promotion
- ---------
90 Days SAC First
Use/25 Day Grace                        [***]
Period


90 Days SAC after
First Use

120 Days SAC

6 Months SAC

12 Months SAC



Bank One will provide Marks Bros. monthly with an open-to-buy list of all new Cardholders who did not activate their Accounts in the month in which
they were opened.   To increase activation rates, Marks Bros., at its sole
discretion, will offer these customers, via a mailing, [***] discount (funded by Marks Bros) and [***] same as cash offer for which the [***] discount rate paid by Marks Bros. will be [***]. Bank One will produce the mailing piece in a format meeting the approval of both Marks Bros. and Bank One. Bank One will also provide a monthly mailing list to Marks Bros. who will conduct the mailing. The customer will be required to bring in the mailing piece for tracking purposes. A separate transaction code will be utilized for these first use six (6) months same as cash transactions.


V.   Marketing Contribution

     No later than December 1 of each year of the Term, Bank One will inform Marks Bros. of Bank One's marketing budget or of specific promotional events planned for the following calendar year.

                                  ADDENDUM E

              CONTINGENCY PLAN FOR AUTHORIZATION SYSTEM DOWNTIME

The following three (3) steps must be completed prior to proceeding to Downtime Procedures.

     STEP 1.
            Attempt to obtain authorization through the terminal. If the response is:
                "Lost Communication with Host" or
                "No Response from Host" - then

     STEP 2.
            Call the Voice Authorization Center at 1-800-395-0080 to obtain an authorization. If a recording indicates the system is down - then

     STEP 3.
            Call Bank One, Merchant Operations Department using the following emergency number - 1-800-333-1049, extension 6936. Ask for the manager on duty. The manager will indicate whether the system is down and if so, will give the anticipated time frame before normal operations will resume. The manager will either give an authorization or will instruct the store to go to "Down Time Procedures".

Down Time Procedures

     For sale amounts up to $750.00, use authorization code:

            7777DD (DD = current day of the month) Example: 777716 (16th of the month - current date: January 16, 1996)

     For sale amounts over $750.00, the authorization would be declined until the authorization system is operable.

     If the Bank One Merchant Operations Department cannot be contacted or is closed for the day, the store should proceed to the Down Time Procedures, but only after the first three (3) steps above have been completed and it has been determined that the authorization system is down.

     The above procedures are designed to be used in emergency situations only and should not be relied upon for terminal down time or Application Processing down time. In these situations, the Voice Authorization Center should be contacted or the Credit Processing Department for new applications.

                  CHARGE BACK AND INDEMNIFICATION AGREEMENT


THIS AGREEMENT is made and entered into this 31st day of May, 1996, by and between Marks Bros. Jewelers, Inc. d.b.a. The Whitehall Co. jewelers and d.b.a. Lundstrom Jewelers, a Delaware corporation ("Marks") and Bank One, Dayton, NA, d.b.a. Banc One Private Label Credit Services, a national banking association ("Bank One").


WITNESSETH:

WHEREAS, Marks has requested that Bank One permit Marks to obtain
Cardholder account numbers directly from Bank One by telephone when authorized to do so by Cardholder; and

WHEREAS, Bank One is agreeable to provide Cardholder account numbers to Marks upon the following terms and conditions;

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:


     A. Marks will only request from Bank One Cardholder account numbers by telephone when specifically requested and authorized to do so by a Cardholder who is physically present in a Marks retail sales location and who wishes to make a purchase but does not have his/her Card available so as to consummate the purchase.


     B. Marks specifically agrees that in the event a Cardholder disputes any transaction, or any portion thereof, resulting from Marks obtaining the Cardholder's account number from Bank One by telephone, asserting that the purchase was not made by the Cardholder, Bank One may immediately, and without notice to Marks, CHARGE BACK said transaction to Marks pursuant to the CHARGE BACK provisions set forth in Paragraph 17 of Addendum "A", Plan Card Processing Agreement, to the Amended and Restated Private Label Revolving Credit Plan Agreement dated May 31, 1996.


     C. Marks agrees to indemnify Bank One and to hold Bank One harmless from and against any and all actions, lawsuits, complaints, liabilities, losses, claims, damages and expenses (including, without limitation, reasonable fees and disbursements of counsel) suffered, sustained, incurred, paid or required to be paid by Bank One, whether filed or claimed by consumers or instrumentalities of the Federal or state governments, arising out of or resulting from the acquisition by Marks of Cardholder account numbers from Bank One by telephone.

     D. Marks shall indemnify Bank One on demand for said damages, claims, etc., suffered by Bank One and such reimbursement shall be offset against amounts due Marks. Both parties waive their respective right to request a trial by jury in any litigation involving Marks and Bank One.



WITNESS:                      MARKS BROS. JEWELERS, INC.

                              By:
                                 ---------------------------

                              Title:
                                    ------------------------

                              BANK ONE, DAYTON, NA

                              By:
                                 ---------------------------

                              Title:
                                    ------------------------

                             ADDENDUM "F" TO THE
                           PRIVATE LABEL REVOLVING
                     CREDIT PLAN AGREEMENT BY AND BETWEEN
                            BANK ONE, DAYTON, NA,
               d.b.a BANC ONE PRIVATE LABEL CREDIT SERVICES AND
                          MARKS BROS. JEWELERS, INC.
                             DATED MARCH 23, 1993


     This Addendum is made and entered into this 31st day of May, 1996, to be effective May 31, 1996, by and between Marks Bros. Jewelers, Inc., d.b.a The Whitehall Co. Jewelers and d.b.a Lundstrom Jewelers, a Delaware corporation ("Marks"), and Bank One, Dayton, NA, a national banking association ("Bank One").

                                 WITNESSETH:

     WHEREAS, Bank One now has the capability of offering to Marks a second source financing program designed to expand the Private Label Revolving Credit Plan between Bank One and Marks;

     WHEREAS, Marks desires to have Bank One implement this second source financing program;

     WHEREAS, Bank One is willing to implement this second source financing program; and

     WHEREAS, Marks and Bank One have mutually determined that the following additional terms and conditions are both necessary and desirable to the ongoing relationship contemplated by the Revolving Credit Plan Agreement entered into by the parties;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

     1. The average outstanding Plan balances and the Plan interest proceeds generated under this second source financing program shall not be included in the outstanding Plan balances generated from the regular financing program.

     2. Immediately upon the execution of this Addendum, Bank One shall incorporate the credit criteria of the second source financing program into the review process of all applications received by Bank One which do not qualify under the credit criteria of the regular financing program for the "Jewelry Express" Private Label Revolving Credit Plan.

     3. Marks shall pay to Bank One, for this second source financing program, a fee in the amount of Two percent (2%) plus the Discount Rate (as set forth in Addendum "D") of the net retail sales which occur on those additional accounts which are approved and opened as a result of the second source financing program. This fee shall be paid to Bank One by Marks at the end of each calendar month and shall be in addition to any and all other special promotional pricing which may be mutually agreed to by Bank One and Marks from time to time.

     4. It is hereby specifically agreed by and between Bank One and Marks that the second source financier may, at its sole and exclusive discretion, market consumer loan products to the accountholders of those additional accounts which are approved and opened through the second source financing program.

     5. In the event that the agreement by and between Bank One and the second source financier is terminated at any time for any reason whatsoever, this Addendum may be terminated by Bank One or Marks and be of no force or effect, with no liability to Bank One or Marks for said termination, upon written notification of said termination and the date of termination by Bank One to Marks or Marks to Bank One.

     6. Any conflict between this Addendum and any other Agreement provision shall be controlled by this Addendum.

     7. Both parties agree to work in good faith to correct any known problems which may occur as a result of the implementation of this second source financing program.

     IN WITNESS WHEREOF, the parties have hereto set their hands this 31st day of May, 1996.

                                   MARKS BROS. JEWELERS, INC.
                                   By
- -----------------------------         -------------------------------
                                   Title
- -----------------------------           -----------------------------


                                   BANK ONE, DAYTON, NA
                                   By
- -----------------------------         -------------------------------

                                   Title
- -----------------------------           -----------------------------